ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

FOR DAVIS VARIABLE ACCOUNT FUND, INC.

Davis Variable Account Fund, Inc., a Maryland corporation (hereinafter called the “Corporation”), having its principal office in Tucson, Arizona hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Articles of Incorporation of the Corporation are hereby amended as follows:

Article FIFTH of the Articles of Incorporation of the Corporation is hereby amended to change the name of one series of stock as follows:

Old Series Name	New Series Name
Davis Value Portfolio	Davis Equity Portfolio

The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of such series of stock shall not change.

SECOND: The name of the Davis Equity Portfolio series of stock of the Corporation has been amended by the Board of Directors of the Corporation in accordance with and pursuant to Article FIFTH, Section (b) of the Articles of Incorporation of the Corporation and §2-605(4) of the Maryland General Corporation Law.

THIRD: The Corporation is registered as an open-end investment company with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940.

FOURTH: The Board of Directors duly adopted a resolution changing the name of the Davis Equity Portfolio series of stock of the Corporation, as aforementioned, on March 26, 2024.

FIFTH: The effective date of these Articles of Amendment is June 30, 2024.

IN WITNESS WHEREOF, Davis Series, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and Secretary and attested by its Assistant Secretary this 28th day of June, 2024.

DAVIS VARIABLE ACCOUNT FUND, INC.

/s/

Lisa Cohen, Vice President and Secretary

ATTEST:

/s/

Jeffrey Pittman, Assistant Secretary